Exodus Files with the SEC to Allow the Public to Purchase its Common Stock with Bitcoin in Regulation A+ Public Offering

Common Stock to Be Sold from within a Cryptocurrency Wallet

OMAHA, NEBRASKA — March 3, 2021 — Exodus Movement, Inc. is a Delaware corporation that has developed the Exodus Wallet, a leading non-custodial cryptocurrency software platform.

On February 26, 2021, Exodus publicly filed its preliminary Offering Circular for the potential sale of up to $75 million in Class A common stock to the public at a price of $27.42 a share. The preliminary offering circular may be viewed on the SEC website. The preliminary Offering Circular is subject to the review and qualification of the SEC.

Exodus intends to conduct the potential public offering of Class A common stock in the following transformative manner:

- Subscriptions for the shares of Class A common stock would be made through either the mobile or desktop versions of the Exodus Wallet. The Exodus Wallet is currently available for download on the *exodus.com* website, the Apple iOS app store, and the Google Play store.

- Subscriptions for the shares would be paid for with Bitcoin (BTC), Ethereum (ETH) and USD Coin (USDC).

- Within nine months after the qualification of the offering, Exodus anticipates that the shares would be represented by blockchain common stock tokens that would be held in the Exodus Wallet.

- Securitize, Inc., a Delaware corporation and registered transfer agent, would be the transfer agent for the shares of Class A common stock.

Exodus, which was founded on the values of empowerment, freedom and transparency in finance, has grown to serve over a million active users with its easy-to-use applications for desktop and mobile devices. With an investment platform designed to issue shares of equity within the app, Exodus aims to facilitate the democratization of finance and extend beyond the old ICO token model, allowing users to become investors and actual owners of Exodus in a regulated manner.

Highlighting the company's focus on user empowerment and transparency, the Exodus offering is for those interested in taking part in the future of crypto investing – from current users to crypto enthusiasts to the general public.

JP Richardson, co-founder and CEO Exodus, said: “We believe traditional fundraising models are fundamentally broken and favor the privileged over the public. While raising money through Series A was an easy option, we decided to pursue a more inclusive route that enables anybody to invest directly in Exodus in keeping with our mission to provide an exit route to half of the population currently relying on traditional financial systems by 2030.”

“Exodus has achieved success by making finance more user friendly – our users can already easily store, send, receive or exchange crypto assets over the Exodus platform with the speed of centralized crypto exchanges without the risk or rules of third-party custody. Now we’re taking it a step further and really giving the control back to the user. Initial Coin Offerings have always left investors with no legal ownership and we’re ready to change that. By inviting everyone, not just accredited investors, to contribute to Exodus, we can drive the long-term growth of our mission.”

The common stock offering will fuel the growth and improvement of the Exodus platform and user experience by funding operations and application development.

About Exodus
Founded in 2015, Exodus is a multi-asset software wallet that removes the geek requirement and keeps design a priority to make cryptocurrency and digital assets easy for everyone. Available for desktop and mobile, Exodus allows users to secure, manage and exchange cryptocurrencies like Bitcoin, Ethereum, Ripple, and more across an industry-leading 10,000+ asset pairs from a beautiful, easy to use wallet. The non-custodial functionality is encrypted locally on users’ own devices, ensuring privacy, security and complete control over their wealth. Exodus is on a mission to empower half the world to exit the traditional finance system by 2030. For more info visit exodus.com

Contacts
Investors: Kirsten Chapman & Moriah Shilton, LHA Investor Relations, exit@lhai.com 415-433-3777

Media: Joe Coufal, Wachsman, Exodus@wachsman.com 917-900-5351

Forward-looking Statements
This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

Testing the Waters
This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read

the documents filed with the SEC before investing. ***No money or other consideration is being solicited,*** *and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Exodus's Class A common stock should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at https://www.sec.gov/Archives/edgar/data/1821534/000114036121006439/nt10013846x8_1a.htm. Exodus is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.*

No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof. No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists. Exodus intends to complete an offering under Tier 2 of Regulation A and as such intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof. No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction's securities laws.